Intertek Testing Services Uses Intacta.Code for Import/Export Documents

London, UK and Atlanta, GA, October 9th , 2000

Intertek Testing Services and Intacta Technologies Inc. announced today a strategic licensing agreement.  Under terms of the agreement, Intertek Testing
Services (ITS) will use Intacta's Intacta.Code™ for preparing secure import duty certificates.

Intertek is currently testing the use of Intacta.Code at several facilities around the world.

Using Intacta.Code, the Foreign Trade Standards division of ITS can now create secure electronic certificates, that can be emailed to importers and exporters. They can be printed out on a conventional printer, but the use of
Intacta.Code means that the encrypted information stored in the document cannot be changed or altered. On arrival in the destination country customs officials can easily scan the encoded, secure documents to confirm the duty payable by the importer presenting the certificate.

"Intacta code enables us to replace conventional paper-based certificates with holograms, with highly secure electronic alternatives" said Rob Dilworth,
Managing Director of ITS FTS.

This is a major component in our expanding e-commerce strategy," Rob Dilworth added "All the results of our inspection and assessment of shipments can easily be encoded and filed electronically, and added to certificates. When shipments arrive with Intacta.Code documents in the destination country, customs officials can be certain that the documents are authentic and unaltered."

"We've investigated a number of technologies, and quite frankly, Intacta.Code was the best solution for producing simultaneous print and electronic documents in a secure format," said Mr. Dilworth. "This will add significant value to our customers at a very reasonable cost."

The Intacta.Code printed documents are actually complex and highly reliable blocks of secure 2D code, capable of holding far more information than traditional barcode technologies. Any Twain scanner of 300dpi or more can be used to read the documents when special password-protected Intacta.Code software is loaded on the PC. Intacta has developed a specialized reader for
Intertek's use.

Intacta.Code has strong 256-factoral encryption, and unlike conventional encoding schemes, can be represented in print format. Receivers of printed
Intacta.Code use specialized software to decode the document to its original form factor.

"Essentially we're extending the notion of digital signatures and authentication to printed document workflow," said Noel Bambrough, CEO for
Intacta Technologies, Inc. "Now companies can have both electronic and printed documents that are secure and authenticated." Mr. Bambrough noted that a virtually limitless number of specialized readers could be developed, each carrying its own security, encryption and password assignments.

"This is yet another example of Intaca.Code's flexibility and utility," said
Noel Bambrough, Chief Operating Officer for Intacta. "ITS, a progressive and innovative leader in the testing industry, is finding ways to use our technology to improve the reliability and efficiency of their business processes."

About Intacta.Code
Intacta deploys Compression, Encoding and Error Correction Engines that compress, secure and correct content using patented processes. The error correction is very robust allowing for degradation of the transmission or storage medium while maintaining 100% of the content and format whether in printed or electronic formats.

PAGE

About Intacta Technologies Inc.
INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in
Atlanta, Georgia with its research and development facilities in Beer Sheva,
Israel. The Company develops and markets software components designed to bridge enterprise communications and information management systems across digital and non-digital media. Intacta.Code™, the company's flagship product, is an award winning technology patented in the United States, and
Europe. Platform independent, and language transparent, Intacta.Code is designed to integrate with existing enterprise communications and information management systems which require enhancements to security, transmission, and device handling capability on handheld platforms, including Windows CE, WAP and Palm OS. Intacta licenses its Intacta.Code to developers and system integrators, either as a stand-alone module or as an SDK for seamless and transparent integration within any application. More information about
Intacta.Code may be found at www.intacta.com.

About Intertek Testing Services
Intertek Testing Services is one of the world's largest commodities and products testing companies, carrying out a wide range of testing, inspection and certification services.  The company operates in 87 countries directly and in a further 16 countries through agents. ITS has over 8500 employees and about 7000 subcontractor specialists, working in 228 laboratories and 459 offices around the world.

Intertek Testing Services and its subsidiary, Foreign Trade Standards (FTS), are independent of any industrial firms, and have a rigorous compliance programme to ensure that all it's employees operate professionally and ethically.

The Foreign Trade Standards division of ITS helps governments, standards bodies, and customs departments to check that import duty is properly declared and paid, and that imports comply with their safety and other standards.
For more information see www.itsfts.com

Forward-looking statements
This press release contains forward-looking statements regarding the anticipated results, and benefits to, Intacta of the technology licensing agreement with Intertek Testing Services. Actual results could differ materially from those anticipated in these statements based upon a number of factors including dependence on the continued interest, cooperation and performance of Intertek Testing Services, the risks involved in developing software solutions and integrating them with third-party software and services, the possibility that competitors will introduce new and improved products and services and the need to compete successfully with existing and new products and services offered by competitors.

Media Contact:
Steve Bosak                             Noel Bambrough
SRB Communications                      Intacta Technologies Inc.
630-406-6130                            404-880-9919
steve@srbcomm.com                       nbambrough@intacta.com

Nigel Harvey
ITS
Tel +44 1277 223400
Fax +44 1277 220950
nharvey@itsfts.co.uk

Intacta and Intacta.Code are trademarks of the Company. All other company/product names mentioned may be trademarks or registered trademarks of their respective holders and are used for identification purpose only.